Exhibit 5.2

REEDER & SIMPSON PC
ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3602
Majuro, MH 96960	Email: dreeder@ntamar.net
r.simpson@simpson.gr

June 29, 2010
The Parties Listed on Schedule I.

and

General Maritime Corporation (the “Company”)
299 Park Avenue
New York, NY  10171

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to the Company, which is organized under the laws of the RMI, and all of the RMI entities listed on the attached Schedule I. (the “Registrants”), each of which is a wholly owned subsidiary of the Company.  This opinion is in connection with the Registration Statement on Form S-4, as amended (File No. 333-166280) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission, pursuant to which the Company is registering: (i) $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”), to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”), in a registered exchange offer as contemplated by the Registration Statement; and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the Registrants of the Series B Notes.  The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of November 12, 2009 (the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon, as trustee.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  We have also relied upon the statements, representations and certificates of officers or other representatives of the Registrants, public officials and others as to factual matters only.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.  The Indenture and the Series B Notes have been duly authorized by the Company.

2.  The Indenture and the Subsidiary Guarantee of each Registrant has been duly authorized by such Registrant.

We express no opinion as to any laws other than the laws of the RMI (the “Relevant Laws”).  The opinions expressed herein are based upon the Relevant Laws and interpretations, and the facts and circumstances in existence, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dennis J. Reeder
Reeder & Simpson PC
Dennis J. Reeder

SCHEDULE I

General Maritime Subsidiary Corporation
General Maritime Management LLC
General Maritime (Portugal) LLC
GMR Alexandra LLC
GMR Argus LLC
GMR Daphne LLC
GMR Elektra LLC
GMR George T LLC
GMR Gulf LLC
GMR Hope LLC
GMR Horn LLC
GMR Orion LLC
GMR Phoenix LLC
GMR St. Nikolas LLC
GMR Spyridon LLC
General Maritime Subsidiary II Corporation
GMR Atlas LLC
GMR Hercules LLC
GMR Maniate LLC
GMR Poseidon LLC
GMR Spartiate LLC
GMR Ulysses LLC
GMR Zeus LLC